Exhibit 8.3
Country Style Cooking Restaurant Chain Co., Ltd.
18-1 Guojishangwu Center, 178 Zhonghua Road
Yuzhong District, Chongqing
People’s Republic of China
September 20, 2010
Dear Sirs:
We are qualified lawyers of the People’s Republic of China (which, for the purposes of this opinion, excludes the Hong Kong and Macau Special Administrative Regions and Taiwan) (“PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC.
We have acted as PRC counsel to Country Style Cooking Restaurant Chain Co., Ltd., a Cayman Islands company (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form F-1 including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission(the “SEC”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the SEC relating to the initial public offering by the Company of American Depositary Shares (“ADSs”), representing ordinary shares of the Company (together with the ADSs, the “Offered Securities”) (“Offering”).
In rendering this opinion we have examined originals or copies, certified or otherwise identified to our satisfaction, of all such documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.
For the purpose of providing this opinion, save as expressly mentioned in this legal opinion, we have assumed:
(i) that the genuineness of all signatures, authenticity of each document submitted to us as an original, that each signature on behalf of a party thereto is that of a person duly authorized to execute the same, the conformity with the originals of all documents provided to us as copies thereof and of the correctness of all facts and information stated or given in such documents;
(ii) that the document as they were presented to us are up to the date of this legal opinion and that none of the documents have been revoked, amended, varied or supplemented;
(iii) that the factual information provided by the Company is true and correct;
(iv) that the execution and delivery of such documents and their terms and conditions fully reflect the genuine and complete intention of all parties thereto acting in good faith;
(v) that each party to such documents, except for those otherwise specifically confirmed by this opinion, has the capacity, necessary power, authority and legal right to enter into, and has duly authorized, executed and delivered, such documents, to which it is a party; and
(vi) that each of such documents which are governed by the laws of any jurisdiction other than PRC is legal, valid and enforceable in any aspects under the respective governing law.
The following terms as used in this opinion are defined as follows:
(1)	“CSC China” means CSC (China) Management Co., Ltd.

(2)	“Governmental Agency” means any national, provincial or local government agency, body or any other regulator in the PRC.

(3)	“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Government Agencies.

(4)	“M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and the State Administration of Foreign Exchange of the PRC which became effective on September 8, 2006.

(5)	“Material Adverse Effect” means a material adverse effect on the general affairs, management, condition (financial or otherwise), results of operations, shareholder equity or business prospects of the Company and its subsidiaries.

(6)	“PRC Entities” means CSC (China) Management Co., Ltd., Chongqing Xinghong Growing Rich Management Co., Ltd., Sichuan Country Style Cooking Restaurants Co., Ltd., Xi’an Country Style Cooking Restaurants Co., Ltd., Changsha Growing Rich Country Style Cooking Restaurants Co., Ltd., Shanghai Growing Rich Country Style Cooking Restaurants Co., Ltd. and Wuhan Growing Rich Country Style Cooking Restaurants Co., Ltd..

(7)	“PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars and judicial interpretations of the PRC.
Based on the foregoing, we are of the opinion that:
1.	Each of the PRC Entities has been established and is validly existing as a company with limited liability under the PRC Laws. Each of the PRC Entities has the status of an independent legal person and the liability of the Company in respect of its equity interest indirectly held in the PRC Entities is limited to its investment therein. The articles of associations and the business licenses of the PRC Entities comply with the PRC Laws in all material respects and are in full force and effect. All equity interests in the PRC Entities have been duly authorized and validly issued, are fully paid up in accordance with PRC laws and regulations and are legally owned directly or indirectly by Country Style Cooking International Restaurant Chain Group Ltd., and all such equity interests are free and clear of all pledges, charges, restrictions upon voting or transfer or any other encumbrances or claims. Each of the PRC Entities has obtained all Governmental Authorizations which are required under PRC law and regulations for the ownership interest. Except as disclosed in the Registration Statement, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any PRC Entities.

2.	Except as disclosed in the Registration Statement and except for those Governmental Authorizations the absence of which would not materially and adversely affect the Company’s business and operating results, each of the PRC Entities has obtained all necessary Governmental Authorizations, and has full legal right, power and authority (corporate and other) to own, lease, and use its assets and properties and to conduct its business in the manner described in the Registration Statement. Such Governmental Authorizations do not contain any materially burdensome restrictions or conditions not described in the Registration Statement. In addition, (A) each PRC Entity is in compliance with the provisions of all Government Authorizations in all material respects, (B) none of the PRC Entities has received any notification of proceedings relating to the modification, suspension or revocation of any such Governmental Authorizations, and (C) to our best knowledge after due inquiry, no circumstances have arisen such that any of such Governmental Authorizations is likely to be revised, revoked, suspended, cancelled or withdrawn or (where relevant) cannot be renewed upon its expiration date.

3.	Each of the PRC Entities has legal and valid title to all of material assets related to its business, in each case, free and clear of all liens, charges, encumbrances, claims, defects, options and restrictions.

4.	All Governmental Authorizations required under applicable PRC Laws for the series of transactions or events conducted and completed to establish the current ownership structures of the Company and the PRC Entities as described under “Corporate History and Structure” in the Registration Statement have been obtained; such transactions and events and the current ownership structures of the Company and the PRC Entities are in compliance with all applicable PRC Laws, including, without limitation, the Foreign Investment Industrial

Guidance Catalogue promulgated by the National Development and Reform Commission and the Ministry of Commerce which became effective on December 1, 2007.

5.	The Company is not a special purpose vehicle as defined in the M&A Rules; therefore the M&A Rules are not applicable to the Company and the Company is not required to submit an application to the China Securities Regulatory Commission (“CSRC”) for the approval of the Offering and the listing and trading of the ADSs on the New York Stock Exchange. As of the date hereof, the M&A Rules and related clarifications did not and do not require the Company to obtain the approval of the Ministry of Commerce or the approval of CSRC prior to the issuance and sale of the ADSs, the listing and trading of the ADSs on the New York Stock Exchange, or the consummation of the transactions contemplated by the underwriting agreement in relation to the Offering.

6.	Except as disclosed in the Registration Statement, each of the existing shareholders or beneficial owners of the Company has filed due SAFE registrations which are required by the Notice Relating to the Foreign Exchange Administration in the Financing and Round-trip Investment Conducted by Domestic Residents via Special Purpose Vehicles issued by State Administration of Foreign Exchange on October 21, 2005.

7.	The application of the net proceeds to be received by the Company from the Offering as contemplated by the Registration Statement will not contravene any provision of applicable PRC Laws, or the articles of association or the business license of the PRC Entities or contravene the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument, or any judgment, order or decree of any Governmental Agency in the PRC binding upon each of the PRC Entities, or any Governmental Authorizations provided that the remittance of such net proceeds into the PRC complies with the procedures required under the PRC Law relating to foreign exchange and other applicable PRC Laws.

8.	None of the PRC Entities is in breach or violation of or in default, as the case may be, under (A) its articles of association or business license, (B) any material obligation, indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness governed by PRC Laws; nor has any event occurred which with notice, lapse of time, or both would result in any breach of, or constitute default under or give the holder of any indebtedness the right to require the repurchase, redemption or repayment of all or part of such indebtedness, (C) any obligation, license, lease, contract or other agreement or instrument governed by PRC Laws to which any PRC Entity is a party or by which any PRC entity may be bound or affected, except for such breach or violation or default that, as the case may be, would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect on the Company, or (D) any law, regulation or rule of the PRC, or any decree, judgment or order of any court in the PRC, applicable to any PRC Entity, except as disclosed in the Registration Statement and/or for such breach or violation that, as the case may be, would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect on the Company.

9.	There are no outstanding guarantees of any PRC Entity in respect of indebtedness of third parties.

10.	Each PRC Entity owns or has valid licenses in full force and effect or otherwise has the legal right to use all material trade names, trademarks, patents, copyright, computer software, domain names and know-how (including proprietary or self-developed information systems or procedures) (collectively, the “Intellectual Property”) currently employed by it in connection with the business currently operated by it; none of the PRC Entities has received any notice of infringement of or conflict with asserted Intellectual Property rights of others.

11.	All dividends and other distributions declared and payable upon the equity interest of CSC China indirectly owned by the Company in accordance with the PRC Laws may under the current PRC Laws be paid to the beneficial owners of CSC China in Renminbi which may be converted into U.S. dollars and freely remitted out of the PRC, provided that the enterprise income tax applicable to the Company has been duly withheld and the remittance of such dividends and other distributions outside of the PRC complies with the procedures required under the PRC Law relating to foreign exchange.

12.	To the best of our knowledge after due enquiry and based on the Company’s confirmation, none of the PRC Entities is delinquent in the payment of any PRC taxes due, and there is no PRC tax deficiency which might be assessed against it or any penalty imposed in connection with any late payment of PRC taxes, except such assessment or penalties which would not have a Material Adverse Effect. The preferential tax treatments enjoyed by the related PRC Entity as described in the Registration Statement are valid, binding and enforceable and do not violate any laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, notices or other legislation of the PRC.

13.	There is no official databank in the PRC which we can confirm the status of the Company or the PRC Entities in respect of litigation and arbitration or similar procedures. To the best of our knowledge after due enquiry and based on the Company’s confirmation, except as disclosed in the Registration Statement, no labor dispute, legal proceedings or other conflict between the employees and any PRC Entity exists or is imminent or threatened; and there are no current, pending or threatened PRC legal, arbitrative, regulatory, administrative or other governmental decisions, rulings, orders, demands, actions, proceedings or initiatives before any court, arbitration body or any Government Agencies, to which any of the Company or any PRC Entity is a party to or to which any of the assets of the Company or any PRC Entity are subject, except those which will not have a Material Adverse Effect, individually or in aggregate.

14.	As a matter of PRC law, no holder of the Offered Securities who is not a PRC resident will be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of holding such Offered Securities or Ordinary Shares. There are no limitations under PRC Laws on the rights of holders of the Offered Securities who are not PRC residents to hold, vote or transfer their securities, nor are there any statutory pre-emptive rights or transfer restrictions on the rights of the holders applicable to the Offered Securities.

15.	None of the PRC Entities has taken any corporate action, nor have any legal proceedings commenced against any PRC Entity, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of the Governmental Authorizations.

16.	Under the PRC Law, neither the Company nor any PRC Entity, or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

17.	The statements in the Registration Statement under the headings “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Enforceability of Civil Liabilities”, “Dividend Policy”, “Industry”, “Business”, “Corporate History and Structure”, “Management”, “Related Party Transactions”, “Regulations”, “Taxation” and “Legal Matters” to the extent such statements relate to matters of PRC Laws or documents, agreements or proceedings governed by PRC Laws, are true and accurate in all material respects, and fairly present and fairly summarize in all material respects the PRC Laws, documents, agreements or proceedings referred to therein, and nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material aspect. The statements set forth under the heading “Taxation,” insofar as they constitute statement of PRC tax law, are our opinion.
Nothing has come to our attention that causes us to believe that any part of the Registration Statement or any further amendment thereto (other than the financial statements and other financial information contained therein, as to which we need express no opinion), when such part or amendment became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
This opinion is rendered only with respect to PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.
We hereby consent to the use of this opinion in, and the filing of this opinion as an exhibit to, the above-mentioned Registration Statement and further consent to the reference of our name in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully
/s/ Jingtian & Gongcheng

Jingtian & Gongcheng